Exhibit 99.1

CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312-780-5427	312-780-5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS THIRD QUARTER 2010 RESULTS

CHICAGO (November 3, 2010) – Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) today reported financial results for the third quarter and year-to-date 2010 as follows:

THIRD QUARTER 2010

•	Adjusted EBITDA was $111 million compared to $92 million in the third quarter of 2009, an increase of 20.7%.

•

Net income attributable to Hyatt was $30 million, or $0.17 per share, compared to net income attributable to Hyatt of $5 million, or $0.03 per share, in the third quarter of 2009. Net income attributable to Hyatt included a favorable impact from special items of $21 million after-tax, or $0.11 per share, during the third quarter of 2010 compared to a favorable impact from special items of $5 million after-tax, or $0.03 per share, during the third quarter of 2009. See the table on page 3 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased hotels RevPAR increased 6.9% (7.3% excluding the effect of currency) compared to the third quarter of 2009.

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Owned and leased hotel operating margins increased 120 basis points compared to the third quarter of 2009. Comparable owned and leased hotel operating margins increased 130 basis points compared to the same period in 2009. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margins to owned and leased hotel operating margins.

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Comparable North American full-service RevPAR increased 7.5% (7.3% excluding the effect of currency) compared to the third quarter of 2009. Comparable North American select-service RevPAR increased 9.1% compared to the third quarter of 2009.

•	Comparable International RevPAR increased 17.3% (15.1% excluding the effect of currency) compared to the third quarter of 2009.

•	The Company opened three properties during the third quarter of 2010.

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Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, “During the third quarter, RevPAR, margins, and fees increased as a result of improved demand. Higher levels of corporate and group business resulted in improved performance at convention and business hotels in particular. International hotels continued to perform well as occupancies and rates increased in several regions, contributing to fee growth of approximately 25% in the quarter.”

“During the third quarter, we opened three hotels, including Andaz 5th Avenue in New York City, an owned property. In total, we expect to open approximately 30 properties in 2010. In terms of future expansion, last month we announced the development of Andaz Wailea Resort and Residences in Maui, Hawaii, which is scheduled to open in 2012. Also, during the last week we announced the development of three new hotels in New York – Park Hyatt New York, Hyatt 48Lex, and a Hyatt property near Union Square. Also, the major renovation of Grand Hyatt New York is progressing well. We are excited about increasing and improving our presence in key markets in the years ahead.”

THIRD QUARTER 2010 SEGMENT RESULTS & OTHER ITEMS

Owned and Leased Hotels Segment

Adjusted EBITDA increased 16.7% in the third quarter of 2010 compared to the same period in 2009.

RevPAR for comparable owned and leased hotels increased 6.9% (7.3% excluding the effect of currency) in the third quarter of 2010 compared to the same period in 2009. Occupancy improved 440 basis points, and ADR increased 0.7% (1.0% excluding the effect of currency).

Revenues increased 3.9% (4.1% excluding the effect of currency) in the third quarter of 2010 compared to the same period in 2009. Comparable hotel revenues increased 5.6% (5.9% excluding the effect of currency) largely due to increased occupancy in the third quarter of 2010 compared to the same period in 2009. The strong performance at the Company’s North American owned and leased hotels contributed significantly to the revenue growth in the third quarter of 2010 compared to the same period in 2009.

Owned and leased expenses increased 2.5% in the third quarter of 2010 compared to the same period in 2009. Excluding expenses related to benefit programs funded through Rabbi Trusts and non-comparable hotel expenses, expenses increased 4.0% in the third quarter of 2010 compared to the same period in 2009. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expense to owned and leased hotels expense.

The following property was added to the portfolio during the third quarter of 2010:

•	Andaz 5th Avenue (owned, 184 rooms)

Three hotels were removed from the owned and leased portfolio as follows:

•	Sold Hyatt Regency Greenville for $15 million and entered into a franchise contract for the property.

•	Sold one non-Hyatt branded property.

•	Conveyed Hyatt Regency Princeton to the lender. The Company continues to manage the property.

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North American Management and Franchising Segment

Adjusted EBITDA increased by 32.1% in the third quarter of 2010 compared to the same period in 2009.

RevPAR for comparable North American full-service hotels increased 7.5% (7.3% excluding the effect of currency) in the third quarter of 2010 compared to the same period in 2009. Occupancy increased 360 basis points and ADR increased 2.3% (2.1% excluding the effect of currency).

RevPAR for comparable North American select-service hotels increased 9.1% in the third quarter of 2010 compared to the same period in 2009. Occupancy increased 520 basis points and ADR increased by 1.6%.

Revenue from management, franchise, and other fees increased 14.3% in the third quarter of 2010 compared to the same period in 2009 primarily due to increased hotel revenue and a greater number of properties.

The following properties were added to the portfolio during the third quarter of 2010:

•	Andaz 5th Avenue (owned, 184 rooms)

•	Hyatt Place Columbus/OSU (franchised, 126 rooms)

•	Hyatt Place Philadelphia/King of Prussia (franchised, 129 rooms)

The one aforementioned non-Hyatt branded property was removed from the portfolio during the third quarter of 2010.

International Management and Franchising Segment

Adjusted EBITDA increased by 30.8% in the third quarter of 2010 compared to the same period in 2009 as a result of increased fee revenue.

RevPAR for comparable international hotels increased 17.3% (15.1% excluding the effect of currency) in the third quarter of 2010 compared to the same period in 2009. Occupancy increased 600 basis points and ADR increased 6.5% (4.5% excluding the effect of currency).

Revenue from management, franchise and other fees increased 14.8% in the third quarter of 2010 compared to the same period in 2009 primarily as a result of increased hotel revenue and profits, particularly in the Asia-Pacific region.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased by 3.0% in the third quarter 2010 compared to the same period in 2009. Adjusted selling, general, and administrative expenses increased by 3.4% in the third quarter of 2010 compared to the same period in 2009. See the table on page 7 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general and administrative expenses.

CAPITAL EXPENDITURES

Capital expenditures during the third quarter of 2010 totaled approximately $60 million, including approximately $6 million for investment in new properties.

Year-to-date 2010 capital expenditures totaled approximately $150 million, including approximately $39 million for investment in new properties.

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CORPORATE FINANCE

During the third quarter of 2010, the Company:

•	Invested $60 million for preferred equity in the Hyatt Regency New Orleans re-development.

•	Sold two aforementioned properties (Hyatt Regency Greenville and one non-Hyatt branded property) for $20 million.

•	Conveyed Hyatt Regency Princeton to the lender, resulting in a reduction in debt of approximately $45 million.

On September 30, 2010, the Company had total debt of approximately $800 million, cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $1.0 billion, short-term investments of approximately $600 million and undrawn borrowing availability of approximately $1 billion under its revolving credit facility.

YEAR-TO-DATE 2010

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Adjusted EBITDA was $358 million compared to $303 million for year-to-date 2009, an increase of 18.2% (17.1% excluding the effect of currency). Adjusted EBITDA for year-to-date 2010 benefited from an approximately $8 million settlement related to a vacation ownership property.

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Net income attributable to Hyatt was $60 million, or $0.34 per share, compared to a net loss attributable to Hyatt of $31 million, or $0.21 per share, for year-to-date 2009. Net income (loss) attributable to Hyatt included a favorable impact from special items of $16 million after-tax, or $0.08 per share, for year-to-date 2010 compared to an unfavorable impact from special items of $48 million after-tax, or $0.32 per share, for year-to-date 2009. See the table on page 3 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased hotels RevPAR increased 8.8% (8.3% excluding the effect of currency) compared to year-to-date 2009.

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Both owned and leased hotel operating margins and comparable owned and leased hotel operating margins increased 170 basis points compared to year-to-date 2009. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margins to owned and leased hotel operating margins.

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Comparable North American full-service RevPAR increased 4.1% (3.8% excluding the effect of currency) compared to year-to-date 2009. Comparable North American select-service RevPAR increased 6.6% compared to year-to-date 2009.

•	Comparable International RevPAR increased 19.1% (14.0% excluding the effect of currency) compared to year-to-date 2009.

•	The Company opened 25 properties in year-to-date 2010.

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2010 INFORMATION

The Company is providing the following information for the 2010 fiscal year:

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Capital expenditures are expected to be in the range of $250 to $260 million, inclusive of broad-scope renovation projects at five owned properties. The Company began renovations at these properties during the third quarter and expects that displacement will negatively impact owned and leased segment results for the remainder of 2010. The broad-scope renovations will continue to negatively impact owned and leased segment results through the fourth quarter of 2011.

•	Depreciation and amortization expense is expected to be in the range of $275 to $285 million.

•	Interest expense is expected to be in the range of $50 to $55 million.

CONFERENCE CALL INFORMATION

The Company will hold an investor conference call today, November 3, 2010, at 10 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at http://www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617-614-2706, passcode #67527368, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on November 3, 2010 through midnight on November 10, 2010 by dialing 617-801-6888, passcode #77755086. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

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DEFINITIONS

Adjusted EBITDA

We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro-rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	asset impairments;

•	other income (loss), net;

•	discontinued operations, net of tax;

•	net loss (income) attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	(provision) benefit for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making compensation decisions.

Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, income (loss) from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

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Adjusted Selling, General and Administrative Expense

Adjusted selling, general and administrative expenses exclude the impact of expenses related to benefit programs funded through Rabbi Trusts in addition to expenses resulting from the termination of supplemental executive defined benefit plans.

Comparable Owned and Leased Hotel Operating Margin

We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing noncomparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotel expenses is calculated by removing both noncomparable hotels expenses and the impact of expenses funded through Rabbi Trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income (loss).

Comparable Hotels

“Comparable systemwide hotels” represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide North American full service or select service hotels or comparable systemwide international full service hotels for those properties that we manage or franchise within the North American and international management and franchising segments, respectively. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. “Non-comparable systemwide hotels” or “Non-comparable owned and leased hotels” represent all hotels that do not meet the respective definition of “comparable” as defined above.

Revenue Per Available Room (RevPAR)

RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

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RevPAR changes that are driven predominately by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominately by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)

ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select Service

The term “select service” includes our Hyatt Place and Hyatt Summerfield Suites brands. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

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FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected capital expenditures, depreciation and amortization expense and interest expense, estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the depth and duration of the current economic downturn; levels of spending in the business, travel and leisure industries as well as consumer confidence; declines in occupancy and average daily rate; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; fluctuations in currency exchange rates; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family in 45 countries strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt Summerfield Suites® brand names and have locations under development on five continents. Hyatt Vacation Ownership, Inc., a Hyatt Hotels Corporation subsidiary, develops and operates vacation ownership properties under the Hyatt Vacation Club® brand. As of September 30, 2010, the Company’s worldwide portfolio consisted of 447 properties. For more information, please visit www.hyatt.com.

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Tables to follow

Hyatt Hotels Corporation

Table of Contents

Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income (Loss)	1
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation	2
3.	Summary of Special Items - Three and Nine Months Ended September 30, 2010 and 2009	3
4.	Segment Financial Summary	4
5.	Hotel Chain Statistics - Comparable Locations	5
6.	Fee Summary	6
7.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses	7
8.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin	8
9.	Properties and Rooms / Units by Geography	9
10.	Properties and Rooms / Units by Brand	10

Hyatt Hotels Corporation

Condensed Consolidated Statements of Income (Loss)

For the Three and Nine Months Ended September 30, 2010 and 2009

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES:
Owned and leased hotels	$455	$438	$1,389	$1,313
Management and franchise fees	61	49	182	158
Other revenues	11	10	34	39
Other revenues from managed properties (a)	352	309	1,004	932

Total revenues	879	806	2,609	2,442

DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	376	367	1,114	1,075
Depreciation and amortization	68	68	204	198
Other direct costs	3	1	—	9
Selling, general, and administrative	68	66	195	188
Other costs from managed properties (a)	352	309	1,004	932

Direct and selling, general, and administrative expenses	867	811	2,517	2,402

Net gains and interest income from marketable securities held to fund operating programs	13	14	12	22
Equity earnings (losses) from unconsolidated hospitality ventures	(4)	2	(23)	(11)
Interest expense	(16)	(15)	(40)	(42)
Asset impairments	(11)	—	(14)	(5)
Other income (loss), net	52	12	62	(44)

INCOME (LOSS) BEFORE INCOME TAXES	46	8	89	(40)

(PROVISION) BENEFIT FOR INCOME TAXES	(17)	(2)	(34)	11

INCOME (LOSS) FROM CONTINUING OPERATIONS	29	6	55	(29)

DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of income tax benefit of $- and $1 for the three months ended and $2 and $2 for the nine months ended September 30, 2010 and 2009, respectively	—	—	(3)	(3)
Gain on the sale of discontinued operations, net of income tax expense of $1 and $- for the three months ended and $4 and $- for the nine months ended September 30, 2010 and 2009, respectively	1	—	7	—

NET INCOME (LOSS)	30	6	59	(32)

NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(1)	1	1

NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$30	$5	$60	$(31)

EARNINGS PER SHARE—Basic
Income (loss) from continuing operations	$0.17	$0.04	$0.32	$(0.20)

Net income (loss) attributable to Hyatt Hotels Corporation	$0.17	$0.03	$0.34	$(0.21)

EARNINGS PER SHARE—Diluted
Income (loss) from continuing operations	$0.17	$0.04	$0.32	$(0.20)

Net income (loss) attributable to Hyatt Hotels Corporation	$0.17	$0.03	$0.34	$(0.21)

Basic share counts	174.1	168.2	174.1	144.7

Diluted share counts	174.2	168.2	174.3	144.7

(a)	The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in direct and selling, general and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income (loss) attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See definitions for our definition of Adjusted EBITDA and why we present it.

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA	$111	$92	$358	$303
Equity earnings (losses) from unconsolidated hospitality ventures	(4)	2	(23)	(11)
Asset impairments	(11)	—	(14)	(5)
Other income (loss), net	52	12	62	(44)
Discontinued operations, net of tax	1	—	4	(3)
Net loss (income) attributable to noncontrolling interests	—	(1)	1	1
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(18)	(15)	(50)	(43)

EBITDA	$131	$90	$338	$198
Depreciation and amortization	(68)	(68)	(204)	(198)
Interest expense	(16)	(15)	(40)	(42)
(Provision) benefit for income taxes	(17)	(2)	(34)	11

Net Income (Loss) Attributable to Hyatt Hotels Corporation	$30	$5	$60	$(31)

Hyatt Hotels Corporation

Summary of Special Items - Three and Nine Months Ended September 30, 2010 and 2009

The following table represents a reconciliation of net income (loss) attributable to Hyatt Hotels Corporation, adjusted for special items, to net income (loss) attributable to Hyatt Hotels Corporation presented for the three and nine months ended September 30, 2010, and September 30, 2009, respectively.

(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
Net income (loss) attributable to Hyatt Hotels Corporation		$30	$5	$60	$(31)

Earnings per share		$0.17	$0.03	$0.34	$(0.21)

Special Items
Income from cost method investment (a)	Other income (loss), net	—	—	—	(22)
Asset impairments (b)	Asset impairments	11	—	14	5
Unconsolidated hospitality ventures impairments (c)	Equity earnings (losses) from unconsolidated hospitality ventures	6	—	15	10
Provisions on hotel loans (d)	Other income (loss), net	2	—	2	—
Debt settlement costs (e)	Other income (loss), net	—	—	—	93
Gain on extinguishment of debt (f)	Other income (loss), net	(35)	—	(35)	—
Gain on sale of real estate (g)	Other income (loss), net	(6)	—	(6)	—
Marketable securities (h)	Other income (loss), net	(10)	(8)	(12)	(11)

Total special items - pre-tax		(32)	(8)	(22)	75
(Provision) benefit for income taxes for special items	(Provision) benefit for income taxes	12	3	10	(30)
Discontinued operations, net of tax (i)	(Gain) Loss from discontinued operations	(1)	—	(4)	3

Total special items - after-tax		(21)	(5)	(16)	48

Special items impact per share		$(0.11)	$(0.03)	$(0.08)	$0.32

Net income (loss) attributable to Hyatt Hotels Corporation, adjusted for special items		$9	$—	$44	$17

Earnings per share, adjusted for special items		$0.06	$—	$0.26	$0.11

a)	Income from cost method investment - During the nine months ended September 30, 2009, we recorded $22 million of income related to distributions from certain non-hospitality related real estate investments.
b)	Asset impairments - During the three and nine months ended September 30, 2010, we identified and recorded $10 million related to the impairment of a company owned airplane. This asset has been classified as an asset held for sale as of September 30, 2010. During the nine months ended September 30, 2010, we identified and recorded $3 million of asset impairment charges related to the impairment of property and equipment at one of our owned hotels. During the nine months ended September 30, 2009, we recorded a $5 million impairment of intangible assets relating to a management agreement covering certain select service hotels.
c)	Unconsolidated hospitality ventures impairments - In the three months ended September 30, 2010, we recorded an impairment charge of $6 million related to an investment in a hotel property. In the nine months ended September 30, 2010, we recorded an impairment charge of $9 million related to an investment in a vacation ownership property. During the second quarter of 2009, we recorded $10 million of impairment charges, of which $7 million related to an investment in a hospitality venture property and $3 million related to an investment in a vacation ownership property.
d)	Provisions on hotel loans - In the third quarter of 2010, we recorded $2 million in provisions related to certain hotel developer loans based on our assessment of their collectability.
e)	Debt settlement costs - In the nine months ended September 30, 2009, we recorded amounts related to costs associated with the repurchase of senior subordinated notes and early settlement of a subscription agreement. The costs include $88 million of make whole payments and early settlement premiums and a $5 million write-off of deferred financing costs.
f)	Gain on extinguishment of debt - During 2010, we extinguished $45 million of mortgage debt for a majority owned property as a result of executing a deed in lieu of foreclosure transaction with the lender. The deed was transferred to the lender on September 30, 2010 and at that time a gain on extinguishment of debt of $35 million was recorded.
g)	Gain on sale of real estate - Represents a $6 million gain on the sale of the Hyatt Regency Greenville in the third quarter of 2010.
h)	Marketable securities - Represents (gains) losses on investments in trading securities not used to fund operating programs.
i)	Discontinued operations - During the three months ended September 30, 2010, we sold a hotel property and recognized a gain on sale of $1 million, net of taxes. During the nine months ended September 30, 2010, we sold a residential property and recognized a gain on sale of $6 million, net of taxes. The gain was partially offset by an impairment charge at one of our owned hotels for a total of $3 million. During the nine months ended September 30, 2009, we incurred a $3 million charge related to the impairment of property and equipment in one of our owned hotels that has been subsequently sold in 2010.

Hyatt Hotels Corporation

Segment Financial Summary

(in millions)

	Three Months Ended September 30,		Change ($)	Change (%)	Nine Months Ended September 30,		Change ($)	Change (%)
	2010	2009			2010	2009
Revenue:
Owned and leased	$455	$438	$17	3.9%	$1,389	$1,313	$76	5.8%
North America	48	42	6	14.3%	145	135	10	7.4%
International	31	27	4	14.8%	97	81	16	19.8%

Total management and franchising	79	69	10	14.5%	242	216	26	12.0%
Corporate and other	11	10	1	10.0%	34	39	(5)	(12.8)%
Other revenues from managed properties	352	309	43	13.9%	1,004	932	72	7.7%
Eliminations	(18)	(20)	2	10.0%	(60)	(58)	(2)	(3.4)%

Total revenues	$879	$806	73	9.1%	$2,609	$2,442	167	6.8%

Adjusted EBITDA:
Owned and leased	$66	$57	$9	15.8%	$219	$186	$33	17.7%
Pro rata share of unconsolidated hospitality ventures	18	15	3	20.0%	50	43	7	16.3%

Total owned and leased	84	72	12	16.7%	269	229	40	17.5%
North America management and franchising	37	28	9	32.1%	109	94	15	16.0%
International management and franchising	17	13	4	30.8%	49	36	13	36.1%
Corporate and other	(27)	(21)	(6)	(28.6)%	(69)	(56)	(13)	(23.2)%

Adjusted EBITDA	$111	$92	19	20.7%	$358	$303	55	18.2%

Hyatt Hotels Corporation

Hotel Chain Statistics

Comparable Locations

	Three Months Ended September 30,		Change		Change (in constant $)	Nine Months Ended September 30,		Change		Change (in constant $)
Owned and leased hotels (# hotels)	2010	2009				2010	2009
Full service (45)
ADR	$170.78	$167.72	1.8%		2.2%	$176.44	$175.51	0.5%		(0.0%)
Occupancy	73.2%	69.9%	3.3	% pts		70.5%	64.9%	5.6	% pts
RevPAR	$124.98	$117.20	6.6%		7.1%	$124.38	$113.97	9.1%		8.5%

Select service (54)
ADR	$88.89	$90.52	(1.8%)		(1.8%)	$89.44	$94.99	(5.8%)		(5.8%)
Occupancy	79.6%	72.2%	7.5	% pts		75.8%	66.9%	8.9	% pts
RevPAR	$70.80	$65.34	8.4%		8.4%	$67.83	$63.54	6.8%		6.8%

Comparable owned and leased hotels (99)
ADR	$148.64	$147.60	0.7%		1.0%	$153.09	$154.57	(1.0%)		(1.4%)
Occupancy	74.8%	70.5%	4.4	% pts		71.9%	65.4%	6.4	% pts
RevPAR	$111.22	$104.01	6.9%		7.3%	$110.00	$101.14	8.8%		8.3%

Managed and franchised hotels (# hotels; includes owned & leased hotels)
North America
Full service (119)
ADR	$152.34	$148.91	2.3%		2.1%	$155.79	$159.22	(2.2%)		(2.5%)
Occupancy	73.6%	70.1%	3.6	% pts		70.5%	66.3%	4.3	% pts
RevPAR	$112.13	$104.31	7.5%		7.3%	$109.85	$105.49	4.1%		3.8%

Select service (158)
ADR	$92.40	$90.94	1.6%		1.6%	$92.80	$97.06	(4.4%)		(4.4%)
Occupancy	75.7%	70.5%	5.2	% pts		72.6%	65.1%	7.5	% pts
RevPAR	$69.94	$64.09	9.1%		9.1%	$67.36	$63.20	6.6%		6.6%

International (92)
ADR	$210.31	$197.49	6.5%		4.5%	$212.28	$201.61	5.3%		0.8%
Occupancy	64.9%	58.9%	6.0	% pts		64.4%	56.9%	7.5	% pts
RevPAR	$136.55	$116.40	17.3%		15.1%	$136.68	$114.74	19.1%		14.0%

Comparable systemwide hotels (369)
ADR	$155.75	$149.98	3.9%		3.1%	$158.73	$158.49	0.1%		(1.4%)
Occupancy	71.6%	67.0%	4.5	% pts		69.2%	63.5%	5.7	% pts
RevPAR	$111.46	$100.54	10.9%		10.0%	$109.80	$100.57	9.2%		7.5%

Hyatt Hotels Corporation

Fee Summary

(in millions)	Three Months Ended September 30,		Change ($)	Change (%)	Nine Months Ended September 30,		Change ($)	Change (%)
	2010	2009			2010	2009
Fees:
Base management fees	$33	$29	$4	13.8%	$97	$87	$10	11.5%
Incentive management fees	19	14	5	35.7%	62	54	8	14.8%
Franchise and other fees	9	6	3	50.0%	23	17	6	35.3%

Total fees	$61	$49	$12	24.5%	$182	$158	$24	15.2%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses

Results of operations as presented on condensed consolidated statements of income (loss) include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.

(in millions)

	Three Months Ended September 30,		Change ($)	Change (%)	Nine Months Ended September 30,		Change ($)	Change (%)
	2010	2009			2010	2009
Adjusted Selling, General and Administrative Expenses	$61	$59	$2	3.4%	$190	$178	$12	6.7%

Rabbi Trust impact	7	7	—	0.0%	5	10	(5)	(50.0)%

Selling, General and Administrative Expenses	$68	$66	$2	3.0%	$195	$188	$7	3.7%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin

Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on condensed consolidated statements of income (loss) include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)

	Three Months Ended September 30,		Change ($)	Change (%)	Nine Months Ended September 30,		Change ($)	Change (%)
	2010	2009			2010	2009
Revenue
Comparable owned and leased hotels	$450	$426	$24	5.6%	$1,374	$1,282	$92	7.2%

Noncomparable hotels	5	12	(7)	(58.3)%	15	31	(16)	(51.6)%

Owned and Leased Hotels Revenue	$455	$438	$17	3.9%	$1,389	$1,313	$76	5.8%

Expenses
Comparable owned and leased hotels	$367	$353	$14	4.0%	$1,095	$1,044	$51	4.9%

Noncomparable hotels	5	9	(4)	(44.4)%	17	23	(6)	(26.1)%

Rabbi Trust	4	5	(1)	(20.0)%	2	8	(6)	(75.0)%

Owned and Leased Hotels Expense	$376	$367	$9	2.5%	$1,114	$1,075	$39	3.6%

Owned and leased hotel operating margins percentage	17.4%	16.2%		1.2%	19.8%	18.1%		1.7%

Comparable owned and leased hotel operating margin percentage	18.4%	17.1%		1.3%	20.3%	18.6%		1.7%

Hyatt Hotels Corporation

Properties and Rooms/Units by Geography

	September 30, 2010		June 30, 2010		December 31, 2009		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels
Full service	46	20,715	47	21,211	47	21,447	(1)	(496)	(1)	(732)
Select service	54	7,041	55	7,169	55	7,169	(1)	(128)	(1)	(128)

Total owned and leased hotels	100	27,756	102	28,380	102	28,616	(2)	(624)	(2)	(860)

Managed and franchised hotels

(includes owned and leased hotels)

	September 30, 2010		June 30, 2010		December 31, 2009		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
North America
Full service hotels
Managed (a)	116	60,685	116	60,828	110	59,225	—	(143)	6	1,460
Franchised	13	3,947	12	3,619	11	3,401	1	328	2	546

Subtotal	129	64,632	128	64,447	121	62,626	1	185	8	2,006
Select service hotels
Managed	80	10,308	81	10,436	80	10,285	(1)	(128)	—	23
Franchised	112	14,221	110	13,956	96	12,218	2	265	16	2,003

Subtotal	192	24,529	191	24,392	176	22,503	1	137	16	2,026
International (b)
Managed (a)	100	33,994	100	34,006	100	33,914	—	(12)	—	80
Franchised	2	988	2	988	2	988	—	—	—	—

Subtotal	102	34,982	102	34,994	102	34,902	—	(12)	—	80

Total managed & franchised hotels	423	124,143	421	123,833	399	120,031	2	310	24	4,112

Vacation ownership	15	962	15	962	15	962	—	—	—	—
Residential	9	1,252	9	1,252	10	1,324	—	—	(1)	(72)

Total properties and rooms/units	447	126,357	445	126,047	424	122,317	2	310	23	4,040

(a)	Park Hyatt and Andaz branded hotels located in North America were reclassified from international managed to North America managed as of December 31, 2009. Park Hyatt and Andaz branded hotels were previously managed by and reported within our international management and franchising segment, regardless of the property’s location.
(b)	Additional details included for a regional breakout of international managed and franchised hotels.

International managed & franchised hotels

(includes owned and leased hotels)

	September 30, 2010		June 30, 2010		December 31, 2009		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Asia Pacific	51	20,365	51	20,372	51	20,276	—	(7)	—	89
Southwest Asia	12	4,207	12	4,207	12	4,207	—	—	—	—
Europe, Africa, Middle East	32	8,492	32	8,497	32	8,501	—	(5)	—	(9)
Other Americas	7	1,918	7	1,918	7	1,918	—	—	—	—

Total International	102	34,982	102	34,994	102	34,902	—	(12)	—	80

Hyatt Hotels Corporation

Properties and Rooms/Units by Brand

	September 30, 2010		June 30, 2010		December 31, 2009		QTD Change		YTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	25	5,049	25	5,054	25	4,901	—	(5)	—	148
Andaz	5	1,096	4	912	2	505	1	184	3	591
Grand Hyatt	37	21,568	37	21,567	37	21,561	—	1	—	7
Hyatt Regency/Hyatt	164	71,901	164	71,908	159	70,561	—	(7)	5	1,340
Hyatt Place	158	19,947	157	19,810	146	18,433	1	137	12	1,514
Hyatt Summerfield Suites	34	4,582	34	4,582	30	4,070	—	—	4	512
Vacation Ownership & Residential	24	2,214	24	2,214	25	2,286	—	—	(1)	(72)

Total	447	126,357	445	126,047	424	122,317	2	310	23	4,040